Exhibit 99.1


  CENTRICA'S ACQUISITION OF NEWPOWER DELIVERS FURTHER GROWTH IN KEY US STATES


              PROVIDES COMBINED BUSINESS WITH STRENGTHENED PLATFORM

                   FROM WHICH TO DELIVER ITS CUSTOMER STRATEGY


WINDSOR, ENGLAND AND PURCHASE, N.Y., Feb. 23, 2002-- Centrica announced today that it has signed an agreement to acquire NewPower Holdings, Inc. [NYSE:NPW] (NewPower) through a tender offer for all of NewPower's outstanding shares, for $1.05 per share in cash which in total amounts to approximately $130 million (87 million UK pounds), subject to adjustment as explained below. The acquisition is expected to add approximately 650,000 customers to Centrica's North American customer base.

NewPower is the leading retailer of gas and electricity in deregulated U.S. markets, serving residential and small business customers in states including Georgia, New Jersey, Ohio, Pennsylvania and Texas.

This acquisition, which is a further key step in Centrica's North American strategy, follows the January 28th announcement that Centrica has agreed to acquire Enbridge Services Inc. with 1.3 million home and business services customers in Canada. After both transactions are completed, and after the Ontario electricity market opens as scheduled in May, Centrica will have around
4.3 million customer relationships with North American households.

The combined business provides a strengthened platform for further growth in Centrica's key target markets, including Texas, Michigan, Ohio and Georgia and significantly enhances Centrica's market analysis and entry capabilities in other U.S. states. Centrica's focus on the provision of excellent value and service to its customers will also be further supported by its position as the leading energy retailer in deregulated North American markets.

Centrica's Chief Executive, Roy Gardner, said: "We are very pleased to have reached this agreement with NewPower, which helps us achieve critical mass in our target markets in the U.S. This is a tremendous opportunity to combine our sales and marketing skills with the expertise that NewPower brings and we believe there are significant operational and cost synergies to be gained. This transaction, together with our



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agreement to acquire Enbridge Services Inc. in Canada and the business of Enron
Direct Limited in the UK, demonstrates Centrica's ability to leverage its considerable financial strengths to gain market leadership and seize profitable growth opportunities as they arise."

NewPower reported revenues of $369.9 million and net losses of $212.8 million before non-recurring items for the year ended December 31, 2001 and net assets of $246 million as at December 31, 2001. NewPower's net losses in part reflect the early stage of its business development, as operating expenses and infrastructure investments have substantially exceeded gross profits. NewPower's performance was also adversely affected in 2001 by operational and switching delays in the Texas market which, combined with volatile energy trading conditions, left NewPower with commitments to purchase commodity at prices well in excess of subsequent market levels. The volatility also reduced the credit available to NewPower in the market.

NewPower's key strengths include its marketing, customer billing and care operations and its strong regulatory relationships in key markets.

As part of Centrica, the profitability of the NewPower business is expected to improve due to energy market volatility risk mitigation measures to be undertaken by Centrica, substantially reduced infrastructure investment, a focus on profitable customer relationships and the realisation of synergies believed by Centrica's management to be in excess of $25 million per annum. Centrica expects the acquisition to be slightly dilutive to EPS and cash flow in 2002 and 2003 and to contribute to EPS and cash flow in 2004.

NewPower Chairman and Chief Executive Officer, H. Eugene Lockhart, said:
"NewPower was formed to capitalise on the long-term opportunity presented by energy deregulation in the U.S., and we have made great strides in doing so. We are delighted that Centrica recognizes the market potential which we can now pursue together to serve our customers from a position of far greater stability and financial strength."

Centrica expects to commence a tender offer within one week to acquire all of the outstanding shares of NewPower. The boards of directors of both Centrica and NewPower have approved the transaction. Centrica has more than 50% of the fully diluted shares of NewPower committed to acceptance under contractually binding Stockholders' Agreements but, in the case of the Enron interests, this is subject to bankruptcy court approval.

The transaction is also subject to customary conditions, including with respect to the Hart Scott Rodino Anti-Trust Act, approvals by the Federal Energy Regulatory Commission and certain other regulatory agencies, and approval of the bankruptcy court overseeing Enron's Chapter 11 bankruptcy proceedings of the settlement of certain liabilities between NewPower and Enron, the termination of inter company agreements and the issuance of an injunction restraining third parties from making claims against New Power in respect of Enron-related liabilities.

The price per share that will ultimately be paid to NewPower shareholders is subject to a price adjustment mechanism based on changes in the projected forward price curves for electricity and gas between the signing of the merger agreement and the date upon which the tender offer price is fixed, in order to offset any changes in the value of NewPower's commodity position. Following such price adjustment, if the calculated price falls outside the range $0.80 to $1.30 per share, then Centrica and NewPower have certain predefined rights not to complete the transaction. In addition to the equity consideration described above, Centrica and NewPower will also pay transaction costs of $13 million and other related costs totalling approximately $65 million as described below. These costs are expected to be largely offset by the anticipated restricted and unrestricted cash balances that will be held by NewPower on completion of the transaction.


Notes to editors:


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     1.   The additional costs of approximately $65 million that Centrica and
          NewPower expect to pay include existing contractual commitments to certain NewPower executives, other severance costs and other general related liabilities arising as a result of the transaction.

     2. NewPower reported a customer base of over 800,000 (including pending) customers at 31 December 2001. Further it has notified PECO Energy Company that it intends to return competitive default service customers to PECO. The prospective profitability of these customers is limited, given the necessity of load serving entities such as NewPower to purchase installed capacity (ICAP) requirements. Centrica expects to acquire 650,000 customers at completion of this transaction.

     3. At the end of 2001, customers in 17 states in the U.S. had access to some form of energy choice programme. Centrica's strategy is to focus on those states that have regulatory and pricing regimes offering the opportunity to create profitable retail businesses. Current target markets in the U.S. include Texas, Georgia, Michigan and Ohio and further opportunities are expected to open up during the course of the year in other MidWest and NorthEast states. Centrica expects to be addressing a viable market of over 20 million households in the United States by the end of 2002.


About NewPower Holdings, Inc.

NewPower Holdings, Inc. (NYSE: NPW), through its subsidiary, NewPower, is the first national provider of electricity and natural gas to residential and small commercial customers in the United States. The Company offers consumers in restructured retail energy markets competitive energy prices, pricing choices, improved customer service and other innovative products, services and incentives.

About Centrica

Since its formation in 1997, Centrica has developed into a leading provider of energy and other essential services. In the UK, Centrica offers energy supply and related products under the British Gas brand, roadside and financial services from the AA, telecoms products and services through One.Tel and British Gas and financial services from Goldfish.

The group's strategy of international expansion took a significant step forward in August 2000 with the acquisition of Toronto based Direct Energy, North America's largest unregulated retailer of natural gas at that time. Centrica is also active in six states in the U.S. through the Energy America brand, which it acquired in January 2001.

Centrica currently supplies gas to 1.3 million customers across North America under the Direct Energy and Energy America brands, making it the largest unregulated energy supplier. In addition, 600,000 customers have already signed up with Direct Energy in anticipation of the opening of the Ontario electricity market scheduled in May 2002.

In June 2001, Centrica also assumed full ownership of GreenSource Limited, a company providing access to a network of private gas servicing and installation contracting firms in Ontario. This was followed in January 2002 by the announcement that it had reached agreement to acquire Enbridge Services Inc. which more than doubled the customer base of Centrica's Canadian business.


This news release contains certain forward-looking statements, including, without limitation, statements concerning Centrica's and NewPower's operations, economic performance and financial condition. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Actual results could differ materially from the results referred to in the forward-looking statements. These forward-looking statements are based largely on


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Centrica's and NewPower's current expectations and are subject to a number of risks and uncertainties, including, without limitation, changes in external market factors, changes in business or growth strategy or an inability to execute strategy due to changes in such company's industry or the economy generally, the emergence of new or growing competitors, various other competitive factors and other risks and uncertainties indicated from time to time in Centrica's and NewPower's filings with the U.S. Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this news release will in fact occur. Additionally, neither Centrica nor NewPower makes any commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

NEWPOWER STOCKHOLDERS ARE ADVISED TO READ CENTRICA'S TENDER OFFER STATEMENT ON SCHEDULE TO AND NEWPOWER'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WHEN THEY ARE AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL, AND CERTAIN OTHER OFFER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, WILL BE MADE AVAILABLE TO SHAREHOLDERS OF NEWPOWER HOLDINGS, INC., AT NO EXPENSE TO THEM. THE SCHEDULE TO, THE SCHEDULE 14D-9 AND OTHER FILED DOCUMENTS WILL ALSO BE AVAILABLE WITHOUT CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT WWW.SEC.GOV. THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES OF NEWPOWER. THE TENDER OFFER WILL BE MADE SOLELY BY AN OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL TO BE DISSEMINATED UPON THE COMMENCEMENT OF THE TENDER OFFER.


CONTACT: For Centrica (U.S.):
         Kekst and Company, Inc.
         Victoria Weld 212/521-4849
         or
         For Centrica (U.K.):
         Finsbury
         Edward Orlebar / Sarah Culpeper 0207 251 3801 or
         For NewPower:
         Gael Doar 914-697-2451
         gdoar@newpower.com
         or
         Kathryn Corbally 914-697-2444
         kathryn.corbally@newpower.com


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